EXHIBIT 10.7

LICENSING AGREEMENT

This License Agreement (this “Agreement”) is made as of the 6th day of December 2021 (the “Effective Date”) by and between Kingsberry Fuel Cell, Inc. and, specifically, Dr. K. Joel Berry (“Owner”) located at: 4225 Miller Rd #269 Flint, Michigan 48507 and Clean-Seas, Inc. (“User”) located at 2711 N. Sepulveda Blvd #1051 Manhattan Beach, CA 90266.

The Parties agree as follows:

1. Option. Owner and User (the Parties) agree that Owner will provide all rights defined below to the User for a 6 month Option to the Licensing Agreement for the Owners fuel cell technology. The Option period shall be December 6, 2021 through June 6, 2022. In consideration for the Option, User will pay to Owner, ten thousand dollars ($10,000.00) upon execution of the Licensing Agreement. During the Option period, Owner shall from time to time, make himself available for consulting services in order to define the product requirements for the market. User may activate the license at any time prior to June 6, 2022.

2. Initial Project. Owner will provide the following services in conjunction with completing a functioning and replicable fuel cell demonstration project in India. Fees for the project shall be defined by the Owner upon final product definition, as provided by the customer. The Parties shall mutually agree upon a payment schedule for the construction of the desired size of the low temperature PEM pure hydrogen fuel cell electric power generator (“fuel cell”), which meets the customer requirement.

(A)	Owner will participate in the collaboration to conceive, design and direct User’s engineers in India (“Engineers”) to build a battery storage system and inverter to deliver power meeting electrical requirements in India.
(B)	Owner will conceive, design and direct Engineers to build a hydrogen gas delivery system (“Hydrogen Storage System”) from the User’s pyrolysis system to the Hydrogen Storage System, that can be transported to deliver hydrogen to the Owner’s fuel cell
(C)	Owner will participate in the collaboration to conceive, design and direct Engineers to build a hydrogen gas reformer that outputs hydrogen gas meeting specifications required to meet Owner’s fuel cell specifications.
(D)	Owner will conceive, design and direct Engineers to build a manufacturing system and process to replicate Owner’s fuel cell intellectual property (“IP”) at scale.
(E)	Owner will be available to travel to India after March 1, 2022, subject to the arrival of the pyrolysis unit in India, with reasonable travel expenses paid by User.

3. License. Owner will receive compensation annually, following the execution of the agreement to provide exclusive, worldwide rights (exclusive of Canada and the United States) to Owner’s fuel cell IP and subject to the following terms:

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(A)	Term of the agreement shall be for 5 years with the right to renew the License Agreement for additional 5 year periods at the Users discretion, providing User meets all obligations contained herein.
(B)	Owner agrees to allow User to White Label the end product(s) for marketing and branding purposes at Users discretion.
(C)	User agrees to allow the Owner to White Label the product(s) for the Unites States market on a non-exclusive basis. User shall provide Owner with best price rate card pricing.
(D)	Owner will consult remotely, at least five (5) hours each month, with Engineers to refine and/or modify Owner’s fuel cell IP specifically, and User’s hydrogen IP generally, to result in more energy efficiency, output, durability, lower manufacturing cost and smaller dimensional profiles.
(E)	Owner will be available to travel as needed but subject to his scheduling availability for marketing, technical consulting and business development purposes, with reasonable travel costs reimbursed by User.
(F)	If User fails to sell or operate Owner’s fuel cell IP within three (3) years of the execution of this Agreement, User shall have the right to terminate its exclusive worldwide rights to Owner’s fuel cell IP. If User fails to sell or operate Owner’s fuel cell IP within three (3) years, Owner shall have the right to retain all CLNV stock shares that have been granted at the time of termination.

4. Consideration. As consideration for the Licensing Agreement described in paragraph 3 above, User shall pay to Owner the following:

Type of Payment	Payment Due Date	Payment Amount
Profit Share and Common Stock	End of each year	5% of net operating profit from sales (net profit defined in paragraph 5 below) of all products related to the license and 100,000 shares of restricted common stock in CLNV per year, stock grants to be capped at 5 years, subject to SEC restrictions and reverse splits.

5.  Net Profit. Net profit shall be defined as all revenues derived from the sale of fuel cells, less any and all direct costs, including but not limited to: manufacturing, transportation and installation, maintenance, insurance and agreed upon sales commissions. User shall provide access to its books and records to Owner on a yearly basis, upon written request by Owner, within 30 days of request.

6.  Right to Sublicense. User has no right to grant sublicenses to any third party unless Owner provides its approval in writing. Any approved sublicense is subordinate to and must conform to the terms and conditions of this Agreement and will not include the right to grant further sublicenses.

7.  Copies. User shall not make copies of the Licensed IP, except as expressly approved by Owner. For any authorized copy made of the Licensed IP, User must accurately reproduce the Licensed IP with the proper notices as directed by Owner from time to time.

8.  Intellectual Property Notice and Markings. In no event may User remove any copyright or intellectual property notice, proprietary legend, trademark or service mark from any materials.

9.  Ownership of Licensed IP. User agrees that, subject to the rights and licenses granted herein, Owner is, and will remain, the sole and exclusive owner of all right, title, and interest, throughout the world, to all Licensed IP and any copies of the Licensed IP.

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10.  Confidential Information. “Confidential Information” shall include any confidential and proprietary information developed or acquired by Owner including, but not limited to, technical and non-technical data, formulas, patterns, source and object codes, compilations, devices, methods, techniques, drawings, processes, trade secrets, copyrights, know-how, ideas, concepts, customer lists, pricing structure, sales information, business records and plans, and other intellectual property related to the Licensed IP and/or Owner. User agrees to hold any Confidential Information of Owner obtained in the transactions contemplated by this Agreement in the strictest confidence, and to not permit unauthorized access to or unauthorized use, disclosure, publication or dissemination of Confidential Information, except in conformity with this Agreement. User will comply with all laws and regulations that apply to the use, transmission, storage, disclosure or destruction of Confidential Information. User shall ensure that its employees, agents, representatives, and contractors are advised of the Confidential Information and are precluded from taking any action prohibited under this Agreement. Ownership of the Confidential Information shall remain solely with the Owner.

11.  Exceptions to Confidential Information. Confidential information shall not include information that (1) is or becomes publicly known and available through no fault of User; (2) is or was lawfully obtained from a third party that has the right to make such a disclosure; (3) is disclosed with the Owner’s prior written permission and approval; (4) is independently developed by User without the use and benefit of any of the Confidential Information; or (5) is required to be disclosed by operation of law.

12.  Survival of Confidential Information. The obligation of confidentiality will survive termination of this Agreement.

13.  User’s Diligence. User will cooperate to diligently protect the Licensed IP. User agrees to promptly notify Owner in writing of any unauthorized use, infringement, misappropriation, dilution, or other violation or infringement of the Licensed IP of which User becomes aware.

14.  Legal Action. Owner will maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights to the Licensed IP. Owner will have the primary right, but not the obligation, to bring and control any litigation, enforcement action, proceeding, or other legal action (collectively, the “Action”) against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP. User agrees to cooperate with Owner in any Action that Owner may undertake to protect the Licensed IP, and upon Owner ‘s request, User will execute, file, and deliver all documents and proof necessary for that purpose, including being named as a party to the Action as required by law. Owner will be entitled to retain the entirety of any award arising from any Action. User may participate and be represented in any Action by its own counsel at its own expense. User will have no claim of any kind against Owner based on, or arising out of Owner ‘s handling of, or decisions concerning, any Action, settlement or compromise.

15.  Mutual Representations and Warranties. Each party represents and warrants that: (a) it has the power and authority to enter into this Agreement, and the execution, delivery, and performance of this Agreement and the transactions and other documents contemplated have been authorized by the parties; and (b) this Agreement has been executed and delivered by each party, and constitutes a legal, valid, and binding obligation of the party, fully enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and general equity principles.

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16.  Owner’s Representations and Warranties. Owner represents and warrants that: (a) Owner owns and/or controls the rights granted to User in this Agreement and Owner has the right to grant such rights and to enter into this Agreement; (b) to the best of its knowledge the Licensed IP does not infringe upon or violate (i) any copyright, patent, trademark, or other proprietary right of a third party or (ii) any applicable law, regulation, or non-proprietary right of a third party; and (c) Owner has no knowledge of any claim which, if sustained, would be contrary to Owner’s warranties, representations, and obligations contained in this Agreement.

17.  No Warranties. User acknowledges that: (a) Owner is providing Licensed IP to User on an “as is” basis without warranty of any kind; (b) Owner has not prepared or modified the Licensed IP to meet any specific requirements or specifications of the User; (c) Owner makes no representations or warranties as to value, use, sale or other exploitation of the Licensed IP by the Owner or any third party.

18.  Laws and Regulations. User represents and warrants that User will comply, and ensure its Affiliates comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale, importation and exportation of Licensed IP.

19.  Indemnification by Owner. Owner will be obligated to indemnify, defend, or hold User, its Affiliates, or respective representatives, officers, directors, stockholders, employees or agents harmless from any liability, claims, demands, causes of action, judgments, damages, or expenses (including reasonable attorneys’ and experts’ fees and costs) arising out of or as a result of User’s or its sub-licensees’ use of the Licensed IP under this Agreement.

20.  Limitations of Liability. EXCEPT FOR ANY REMEDIES THAT CANNOT BE EXCLUDED OR LIMITED BY LAW, NEITHER PARTY, NOR ANY AFFILIATE, WILL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ANY AFFILIATE OR OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE, OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THIS LIMITATION OF LIABILITY MAY NOT BE VALID IN SOME STATES. USER MAY HAVE RIGHTS THAT CANNOT BE WAIVED UNDER CONSUMER PROTECTION AND OTHER LAWS. OWNER DOES NOT SEEK TO LIMIT USER’S WARRANTY OR REMEDIES TO ANY EXTENT NOT PERMITTED BY LAW.

21.  Term. This License Agreement shall commence upon the written notice by the User of the activation of the License Agreement, at any time during the Option Period.

22.  Termination. Either party may terminate this Agreement immediately upon delivery of written notice to the other party specifying clearly the grounds for termination if the other party commits a material breach of its obligations under this Agreement and fails to cure the breach within five (5) days after written notice of the breach is received by the breaching party. For the avoidance of doubt, termination will be without prejudice to any liability incurred prior to the effective date of termination.

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23.  Assignment. This Agreement may not be assigned by User without Owner’s prior written consent. Owner may assign this Agreement, in whole or in part, to any Affiliate or successor. The rights and obligations under this Agreement will be binding upon the parties and their successors. The use of the Licensed IP, however, shall inure solely to the benefit of Owner and its respective successors and permitted assigns. Any attempted assignment or delegation in contravention of these provisions will be void and ineffective.

24.  Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will be valid and enforceable and the parties will negotiate in good faith a substitute, valid and enforceable provision which most nearly puts into effect the intent of the parties.

25.  No Waiver. This Agreement may not be altered, modified, or amended in any way except in writing signed by both parties. The failure of a party to enforce any provision of the Agreement will not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

26.  Entire Agreement. This Agreement and the attachments hereto represent and constitute the entire agreement between the parties, and supersede and merge all prior negotiations, agreements, and understandings, oral or written, with respect to any and all matters between the parties.

27.  Governing Law. The parties hereby agree that this Agreement will be governed by, and constructed and enforced in accordance with the laws of the State of California, without reference to rules governing choice of laws.

28.  Disputes. Any dispute arising from this Agreement shall be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

29.  Notices. All notices, demands or other communications to be given under this Agreement by either party to the other may be affected either by personal delivery in writing or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two (2) days after mailing.

30.  Amendments. Subject to any express limitations set out therein, the License and Consideration Sections in this Agreement may be amended or modified by Owner, consistent with the processes established by Owner (a) to reflect the addition and/or removal of an item of intellectual property; (b) for legal or reasonable commercial reasons, to delete countries where the licensed IP can be used, and User will be notified of each such deletion; accordingly, (c) and to amend the amount of fees, but no more frequently than as needed. Unless otherwise agreed, amendments will take effect upon being communicated in writing to User.

31.  Press. User shall have the right to announce the relationship between the parties in a formal press release, to be approved of by the Owner, and not unreasonably withheld.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date. Kingsberry Fuel Cell, Inc.

12/6/2021
Owner: Dr. Joel Berry, President	Date

Clean Vision Corporation

12/6/2021
User: Dan Bates, CEO	Date

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